SCHEDULE 14C
(RULE 14a-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

TRINSIC, INC.
(Name of Registrant as Specified In Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TRINSIC, INC.
601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602

September 7, 2006

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders, which will be held at our Atmore, Alabama facility, 100 Brookwood Road, Atmore, Alabama 36502, on Thursday, September 28, 2006, at 10:00 a.m., local time.

This will be our seventh Annual Meeting of Stockholders since we became a publicly-held company. I look forward to the opportunity to report to you Trinsic’s achievements during the past year, the challenges we face, and our plans for the future.

Please read these materials so that you’ll know what we plan to do at the meeting.

THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

HORACE J. DAVIS III
Chief Executive Officer

TRINSIC, INC.
601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 28, 2006

To:	The Stockholders of Trinsic, Inc.

Time:	10:00 a.m., local time, on Thursday, September 28, 2006

Place:	Trinsic, Inc. 100 Brookwood Road Atmore, Alabama 36502

Items of Business:	1. To elect directors; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date:	You can vote if you were a stockholder of record on August 28, 2006.

Annual Report:	Our 2005 Annual Report to Stockholders, which is not a part of this Information Statement, is enclosed.

Proxy Voting:	THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

By Order of the Board of Directors,

Horace J. Davis III
Chief Executive Officer

TRINSIC INC.

INFORMATION STATEMENT

INTRODUCTION

This Information Statement contains information relating to the Annual Meeting of Stockholders of Trinsic, Inc. (“Trinsic,” “we” or “us”). Proxies are NOT being solicited by Trinsic.

You are invited to attend our Annual Meeting of Stockholders to be held on September 28, 2006, beginning at 10:00 a.m., local time, at our Atmore Alabama facility, 100 Brookwood Road, Atmore, Alabama 36502. Stockholders will be admitted beginning at 9:30 a.m. The approximate date on which this Information Statement was first sent to stockholders was September 7, 2006.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

TRINSIC, INC.
601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602

ABOUT THE ANNUAL MEETING

What is the Purpose of the Meeting?

At the Annual Meeting, stockholders will elect directors and transact any other business as may properly come before the meeting or any adjournments or postponements thereof. In addition, our management will report on our performance during 2005 and respond to questions from stockholders.

Who is Entitled to Vote?

Only holders of record of common stock as of the close of business on the record date, August 28, 2006, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting (or any adjournment or postponement thereof) the shares that they held on the record date. Each share of common stock will entitle its holder to one vote on each matter properly brought before the Annual Meeting. As of August 28, 2006, there were 18,464,341 common shares outstanding.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting, but will not be counted for any other purpose. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions as to that item from the beneficial owner. Since current members of the Board of Directors control more than 50% of the outstanding common stock, a quorum will be available without Trinsic incurring the expense of soliciting proxies.

How Do I Vote?

If you were a stockholder of record on the record date, you or your legally constituted proxy may attend the Annual Meeting and vote your shares. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Can I Vote by Telephone or Electronically?

No. You or your legally constituted proxy must vote in person at the meeting.

What Vote is Required to Approve Each Item?

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors and any other matter properly brought to a vote. Members of the Board of Directors controlling more than 50% of the outstanding shares have announced their intention to vote for the two nominees identified in this Information Statement. Accordingly, the two nominees will be re-elected to the Board of Directors.

How Will Votes be Counted?

All votes will be tabulated by Andrew L. Graham, Vice President and Secretary, who will serve also as Inspector of Election. Although abstentions and broker non-votes are included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.

Do I have any Dissenter’s or Appraisal Rights?

No. There no dissenter’s rights or rights of appraisal in connection with the election of directors.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. Currently, the Board of Directors is divided into three classes. Class I consists of three directors and Classes II and III each consist of two directors. Class I currently has one vacancy. All directors within a class have the same terms of office as all other directors in the same class. The class terms expire at successive annual meetings so that each year a class of directors is elected. The current terms of the three classes of directors expire in 2006 (Class III directors), 2007 (Class I directors) and 2008 (Class II directors). Directors are elected for three-year terms or to serve the remainder of an unexpired three-year term. Each of the Class III directors elected at the 2006 Annual Meeting will be elected to serve a three-year term.

The Board of Directors has nominated the following persons to stand for election as Class III directors at the 2006 Annual Meeting of Stockholders, with terms expiring in 2009:

Lawrence C. Tucker
Roy Neel

Members of the Board of Directors controlling more than 50% of the outstanding shares have announced their intention to vote for the two nominees identified in this Information Statement. Accordingly, the two nominees will be re-elected to the Board of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

OTHER BUSINESS

We do not expect any other matters to be brought before the meeting.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

Directors Standing for Election

Lawrence C. Tucker, age 63, has been a Director of Trinsic since November 2000. Mr. Tucker has been with Brown Brothers Harriman & Co., a private banking and investment advisory firm, for 40 years. He was named a general partner of the firm in 1979. Mr. Tucker also serves as a director of National Healthcare Corporation, Xspedius Communications, LLC and Xspedius Holding Corporation. Mr. Tucker received a B.S. from the Georgia Institute of Technology and an M.B.A. from the Wharton School of the University of Pennsylvania.

Roy Neel, age 60, is Senior Advisor to former Vice President Al Gore and an Adjunct Professor of Political Science at Vanderbilt University, where he teaches courses in Presidential Transitions and Presidential Leadership. He is also chairman of the Jackson Group, a Washington-based consulting firm specializing in public policy and politics, and a director of Blue State Digital, a leading national online communications firm. He served as President Clinton’s Deputy Chief of Staff, responsible for coordinating all policy and communications activities for the President. From 1994 to 2001, he served as President and Chief Executive Officer of the U.S. Telecom Association, a trade group representing the regional Bell companies and nearly 1,000 local telecom companies. During that period he helped advance major telecom deregulation laws and was an internationally-recognized speaker on telecom issues.

Directors Continuing in Office

Directors Whose Present Terms Continue Until 2007

Richard F. LaRoche, Jr., age 61, has served as a Director of Trinsic since September 2002. From 1971 until his retirement in May 2002, Mr. LaRoche served as General Counsel and Secretary of National

HealthCare Corporation and beginning in 1986 also served as its Senior Vice President in charge of finance and acquisitions. He is a board member of and serves a Board Secretary for National HealthCare Corporation (AMEX:NHC), National Health Investors, Inc. (NYSE:NHI) and National Health Realty (AMEX: NHR). Throughout his tenure with National HealthCare Corporation, he structured the legal framework of the company’s most significant transactions, including overseeing the company’s initial public offering, converting NHC into a master limited partnership from 1986 through 1997, and participating in the creation and international capitalization of National Health Investors (1991) and National Health Realty (1997). Mr. LaRoche is a Dartmouth graduate and holds a law degree from Vanderbilt University School of Law.

W. Andrew Krusen, Jr., age 58, has served as a Director of Trinsic since December 30, 2003. Since 1987, Mr. Krusen has served as Chairman of Dominion Financial Group Inc., a merchant banking company that provides investment capital to emerging business enterprises. Mr. Krusen also serves as Chairman of Gulf Standard Energy Co., LLC, an oil and gas concern. Mr. Krusen is a Director of publicly-held Highpine Oil & Gas Ltd., a Canadian oil and gas concern, and Memry Corporation, as well as Raymond James Trust Company (a subsidiary of publicly-held Raymond James Financial, Inc.), and privately-held Beall’s Inc. He is also a Director and Chairman of Florida Capital Group and Florida Capital Bank. Mr. Krusen is a graduate of Princeton University.

Directors Whose Present Terms Continue Until 2008

Andrew C. Cowen, age 36, has been a Director of Trinsic since June 2001. Since 1992, Mr. Cowen has been employed in the private equity group at Brown Brothers Harriman. His primary responsibilities include sourcing, evaluating, negotiating and monitoring private equity investments on behalf of The 1818 Funds, a family of private equity partnerships managed by Brown Brothers Harriman. In November 2004, Mr. Cowen assumed the position of President and Chief Executive Officer of CMS, Inc., a portfolio company of the 1818 Funds. Mr. Cowen is experienced and regularly involved in matters relating to corporate strategy, business development, financial and investment analysis, capital structure and fundraising, mergers and acquisitions, and other corporate governance issues. Mr. Cowen graduated Phi Beta Kappa and summa cum laude from Bowdoin College and received an M.B.A. from the Wharton School of the University of Pennsylvania.

Raymond L. Golden, age 68, has spent his entire 38 year career in investment banking. From 1962 to 1987, Mr. Golden served in various capacities at Salomon Brothers, retiring in 1987 as Executive Vice President of Finance and Administration of Salomon, Inc. In 1989, Mr. Golden became a partner of Wolfensohn & Co., an investment banking services firm, and became chairman in 1996 after the firm merged with Bankers Trust. He is a graduate of the Baruch School of Business and Public Administration and received a Master’s degree from the Wharton School of the University of Pennsylvania. Mr. Golden has engaged in extensive public speaking and the publishing of several articles and papers on the capital markets. He currently serves as Chairman of the National Wildlife Endowment Fund.

Arrangements as to Selection and Nomination of Directors

By agreement with the company, The 1818 Fund II, L.P., previous holder of all the Series E preferred shares, is entitled to designate two individuals to serve as directors and, upon expiration of their terms, to be included in the slate of nominees recommended by the Board of Directors. Messrs. Tucker and Cowen are such designees.

Independent Directors

The board of directors has determined that each member is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. The independent directors held regular meetings at which only they were present.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is set forth below.

Name	Age	Position

Horace J. Davis, III	38	Chief Executive Officer and Chief Financial Officer
Michael Slauson	35	President — Touch 1 Communications, Inc. and Z-Tel Consumer Services, LLC; Senior Vice-President — Customer Service and Support
Ronnie R. Bailey	45	Senior Vice President — Business and Consumer Marketing
Paul T. Kohler	37	Chief Technology Officer

Horace J. Davis, III has served as our Chief Executive Officer since August 2004. From June 2001 to July 2005 he served as our Chief Financial Officer and Treasurer. During the period from August 2004 until July 2005, he served in the dual capacity as Chief Executive Officer and Chief Financial Officer. He recently returned to that dual role. From January 2001 to June 2001, Mr. Davis served as our Senior Vice President — Budgeting and Financial Planning. Mr. Davis has also since 1995 been Chief Financial Officer for Touch 1 Communications, Inc. Trinsic acquired Touch 1 in 2000. Mr. Davis holds a B.B.A. and an M.B.A. from Millsaps College.

Michael Slauson has served as President of our subsidiary corporation, Touch 1 Communications, Inc., since December 2001. In April 2005, he took on the additional role of Senior Vice-President — Business Operations. From June 2001 to December 2001, Mr. Slauson served as Vice President of customer care for Trinsic. From April 2000 to June 2001, he served as Vice President of Enterprise Systems for Trinsic. From 1998 to 2000, he served as Vice President of Information Systems for Touch 1 Communications, Inc. From 1992 to 1998, Mr. Slauson served as Human Resources Program Manager for Mason & Hanger Corporation. Mr. Slauson holds a B.A. in Management Information Systems from Texas Tech University and an M.B.A. from West Texas A&M.

Ronnie R. Bailey has since 2004 served as our Senior Vice-President — Business Sales and Marketing. In 2005 he took on the additional duties of consumer marketing. From 2003 to 2004, he served Trinsic as Vice-President — Business Product Marketing. From 1993 to 2003, Mr. Bailey worked in various capacities for MCI WorldCom, including from 2001 to 2003 as Senior Director, Global Data and VPN Product Marketing and from 1998 to 2001 as Director, Product Pricing and Analysis. He earned a Bachelor of Business Administration-Finance and Accounting from the University of Texas in 1987.

Paul T. Kohler has served as our Chief Technology Officer since August 2004. From 2001 to 2004, he served as our Vice President of Product Management within our Strategic Planning department. From 1999 to 2001, Mr. Kohler served as Assistant Vice President — Product Management, Marketing for 2nd Century Communications. From 1991 to 1999, he served in many capacities working with Next Generation Telecommunications products and technologies for Sprint Corporation. Mr. Kohler earned dual Bachelor of Science degrees from Florida State University in 1991: one with a double major, Economics and Psychology, and the other with a major in Interdisciplinary Social Science.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 furnished to us during or with respect to our most recently completed fiscal year, we believe that all of our directors, officers, and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them. All such forms were filed timely except for a form 4 filed by Mr. Kohler, our Chief Technology Officer, and forms 3 and 4 filed by Mr. Morgan, our former Chief Financial Officer.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held 17 formal meetings during 2005. Mr. Cowen did not attend six meetings. All other Board actions during the year were accomplished through unanimous written consent.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures by which stockholders may communicate with members of the Board of Directors. If you wish to communicate with the Board of Directors or a specified member of the Board you may send written communications addressed to Board of Directors, Trinsic, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602. The communication should include your name and the class and number of shares you own. Communications that are not commercial, pornographic, obscene, defamatory, malicious or frivolous in nature will be promptly forwarded to the Board of Directors or the specified member of the Board to whom the communication is addressed.

Board members are encouraged, but not required to attend the Annual Meeting of the Stockholders. Messrs. Tucker, LaRoche and Golden attended the 2005 Annual Meeting of the Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee’s principal responsibilities are to (i) appoint, compensate, evaluate, retain, terminate and oversee of the work of the company’s independent auditor (ii) pre-approve all audit and permissible non-audit services performed by the company’s independent auditors (iii) review with management and the company’s independent auditors the company’s annual and quarterly financial statements (iv) monitor the company’s external and internal auditing, accounting and financial reporting processes (v) ensure the operation of a complaint notification system and (vi) review the activities and organizational structure of the company’s internal audit department. The Audit Committee is currently composed of three members: Richard F. LaRoche, Jr., Chairman, Raymond L. Golden and Roy Neel. Each member of the Audit Committee is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. and meets the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities and Exchange Commission. The Board of Directors has determined that Mr. LaRoche is an audit committee financial expert. The Audit Committee met formally five times during 2005 and otherwise acted by unanimous written consent. The Board of Directors has adopted a written Audit Committee Charter. The charter was attached to our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2004.

The Compensation Committee’s principal functions are to (i) approve the terms and conditions under which the executive officers (both senior and junior) are employed, including the terms of any related employment contracts and (iii) administer the company’s equity participation plans. The Compensation Committee is currently composed of two members: Lawrence C. Tucker and W. Andrew Krusen, Jr., each of whom is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. The Compensation Committee met formally three times during 2005 and otherwise acted by unanimous written consent.

The Nominating Committee’s principal responsibilities are to (i) assist the Board of Directors in identifying, recruiting, and, when appropriate, interviewing candidates for nomination or appointment to the Board of Directors, including individuals recommended by stockholders and others; (ii) establish procedures by which stockholders may recommend candidates for nomination to the Board of Directors in connection with elections to the Board of Directors by the stockholders (in addition to any procedures which may be set forth in our articles of incorporation or bylaws); and (iii) recommend to the Board of Directors candidates for nomination or appointment to the Board of Directors, as the case may be. The Nominating Committee has no responsibilities in connection with the nomination or appointment of directors in cases where the right to nominate or appoint a director legally belongs to a third party.

The Nominating Committee is composed of two members: Lawrence C. Tucker and Andrew C. Cowen, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. The Nominating Committee was formed April 29, 2004. It held no formal meetings in 2005 and otherwise acted by unanimous written consent. The Board of Directors has adopted a written Nominating Committee

Charter. The charter can be viewed at our website www.trinsic.com. Click “Investor Relations” at the top. Click “Nominating Charter” under “Corporate Governance” on the right side of the screen.

The Nominating Committee identifies director candidates in numerous ways. Generally, the candidates are known to and recommended by members of the Board of Directors or management. In evaluating director candidates, the Nominating Committee considers a variety of attributes, criteria and factors, including experience, skills, expertise, diversity, personal and professional integrity, character, temperament, business judgment, time availability, dedication and conflicts of interest. At a minimum, director candidates must be at least 18 years of age and have such business, financial, technological or legal experience or education to enable them to make informed decisions on behalf of the company.

The Nominating Committee will consider director candidates recommended by stockholders. If you wish to recommend one or more director candidates you should send your recommendations to the Secretary of the Corporation, Andrew L. Graham, 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602. Each recommendation should set forth the candidate’s name, age, business address, business telephone number, residence address, and principal occupation or employment and any other attributes or factors you wish the Committee to consider, as well as your name, address and telephone number and the class and number of shares you hold. The Nominating Committee may require the recommended candidate to furnish additional information. The Secretary will forward recommendations of qualified candidates to the Nominating Committee and those candidates will be given the same consideration as all other candidates.

A shareholder wishing to nominate an individual for election to the Board of Directors at the Annual Meeting of the Stockholders, rather than recommend a candidate to the Nominating Committee, must comply with the advance notice requirements set forth in our bylaws. See “Stockholder Proposals for Presentation at the 2007 Annual Meeting” for further information.

AUDIT COMMITTEE REPORT

To The Board of Directors:

The Audit Committee oversees Trinsic’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the company’s financial statements and reporting process, including its systems of internal controls. The company’s independent auditors are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management (which has the primary responsibility for the company’s financial statements and reporting process, including its systems of internal controls) the audited financial statements in the Annual Report and discussed with management the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In addition, the Audit Committee met various times with the company’s independent auditors, with and without management present. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. In these meetings, the Audit Committee discussed with the independent auditors, among other things, the overall scope and plans for their audit, the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Audit Committee also reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Furthermore, the Audit Committee discussed with the independent auditors their independence from management and the company, including the matters in the written disclosures required by the Independence Standards Board. Specifically, the Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) and it received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard F. LaRoche, Jr., Chairman
Raymond L. Golden
Roy Neel

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to, or on behalf of, our “Named Executive Officers,” which are our chief executive officer and our four most highly compensated executive officers serving as executive officers at December 31, 2005, plus two additional executive officers who would have been one of the four most highly compensated officers but for the fact that they were not serving as executive officers as of December 31, 2005, if any.

				Long Term
				Compensation
				Awards
	Annual Compensation			Restricted		Shares	All Other
		Salary	Bonus	Stock		Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)		Options(1)	($)(2)

Horace J. Davis III	2005	300,000	30,000	88,000	(3)		—
Chief Executive Officer,	2004	238,461	—	70,000	(4)	2,000	—
	2003	200,000	—	—		500	—
Ronnie R. Bailey	2005	176,019	7,500	19,800	(5)		—
Senior Vice-President — Business	2004	150,961	17,000	—		600	—
and Consumer Marketing	2003	103,596	—	—		500	—
Michael Slauson	2005	200,000	15,000	19,800	(6)
President — Touch 1 Communications,	2004	155,771	—	70,000	(7)	2,000	—
Inc. and Z-Tel Consumer Services, LLC;	2003	150,002	—	—		500	—
Senior Vice-President — Customer Service and Support
Paul T. Kohler	2005	200,000	15,000	36,400	(8)		—
Chief Technology Officer	2004	125,774	—	—		150	—
	2003	103,775	—	—		190	—
John K. Lines	2005	119,230	—	19,800	(9)	—	—
General Counsel	2004	—	—	—		—	—
	2003	—	—	—		—	—

(1)	“Shares Underlying Options” reflects a 5 for 1 reverse stock split that took place in November 2004 and a 10 for 1 reverse stock split that took place in September 2005.

(2)	The aggregate amount of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers was less than either $50,000 or 10% of the total annual salary and bonus reported for that Named Executive Officer.

(3)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Davis received a grant of 40,000 shares on September 15, 2005 when the price per share was $2.20. This amount would be $21,200 at December 31, 2005 based upon a closing price of $0.53. Both the number of shares and the price per share are adjusted to reflect a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares.

(4)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Davis received a grant of 500 shares on March 5, 2004 when the price per share was $140.00. This amount would be $265 at December 31, 2005 based upon a closing price of $0.53. Both the number of shares and the price per share are adjusted to reflect a 5 for 1 reverse split that took place in November 2004 and a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares.

(5)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Bailey received a grant of 9,000 shares on September 15, 2005 when the price per share was $2.20. This amount would be $4,770 at December 31, 2005 based upon a closing price of $0.53. Both the number of shares and the price per share are adjusted to reflect a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares.

(6)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Slauson received a grant of 9,000 shares on September 15, 2005 when the price per share was $2.20. This amount would be $4,770 at December 31, 2005 based upon a closing price of $0.53. Both the number of shares and the price per share are adjusted to reflect a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares.

(7)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Slauson received a grant of 500 shares on March 5, 2004 when the price per share was $140.00. This amount would be $265 at December 31, 2005 based upon a closing price of $ of $0.53. Both the number of shares and the price per share are adjusted to reflect a 5 for 1 reverse split that took place in November 2004 and a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares.

(8)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Kohler received a grant of 13,000 shares on June 30, 2005 when the price per share was $2.80. This amount would be $6,890 at December 31, 2005 based upon a closing price of $0.53. Both the number of shares and the price per share are adjusted to reflect a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares.

(9)	This amount is based upon a calculation of the number of shares of restricted stock granted multiplied by the closing per share market price of the stock on the date of the grant. Mr. Lines received a grant of 9,000 shares on September 15, 2005 when the price per share was $2.20. This amount would be $4,770 at December 31, 2005 based upon a closing price of $0.53. Both the number of shares and the price per share are adjusted to reflect a 10 for 1 reverse stock split that took place in September 2005. These shares of restricted stock may not be sold or transferred until they vest. One-third of these shares of restricted stock vests on the first anniversary of the grant. The remainder vests ratably over the following 24 months. The holder of the restricted stock will be entitled to any dividends that might accrue on the shares. Mr. Lines has resigned as General Counsel

Option Grants During Last Fiscal Year

No stock options were granted to any of the Named Executive Officers during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Value Table

The following table shows information concerning stock option exercises during 2005 and stock option values as of December 31, 2005 by each of the Named Executive Officers. The value of unexercised in-the-money options is determined by subtracting the exercise price from the fair market value of the common stock based on $0.52, the closing price of our common stock as of December 31, 2005, multiplied by the number of shares underlying the options.

					Value of Unexercised
	Shares		Number of Securities		In-the-Money Options at
	Acquired	Value	Underlying Unexercised Options		Fiscal Year-End
	on	Realized	at Fiscal Year-End		($)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Horace J. Davis III	—	—	9,500	—	—	—
Ronnie R. Bailey	—	—	1,100	—	—	—
Michael Slauson	—	—	7,200	—	—	—
Paul T. Kohler	—	—	1,080		—	—
John K. Lines	—	—	—	—	—	—

Executive Employment Agreements and Change-In-Control Arrangements

We have entered into the following employment agreements with our senior executives:

		Annual
Officer	Term	Salary	Position

Horace J. Trey Davis III	August 2005 - August 2008	$300,000	Chief Executive Officer
Ronnie R. Bailey	August 2005 - August 2008	$200,000	Senior Vice-President — Business and Consumer Marketing
Michael J. Slauson	August 2005 - August 2008	$200,000	President — Touch 1 Communications, Inc. and Z-Tel Consumer Services, LLC; Senior Vice-President — Customer Service and Support
Paul T. Kohler	August 2005 - August 2008	$200,000	Chief Technology Officer
John K. Lines	August 2005 - August 2008	$200,000	General Counsel (resigned)

The foregoing employment agreements also provide for —

•	automatic renewal for subsequent one year terms unless either party elects not to renew prior to 90 days from the end of the then current term of the agreement;

•	the payment of his base salary and any other benefits to which he would have been entitled for a period of 12 months (six months in the case of Mr. Bailey) if his employment is terminated without cause (as defined in the agreements);

•	the payment of 2.9 (1.9 in the case of Mr. Bailey) times his base salary and any incentive or bonus paid in the prior year if termination of employment occurs within six months before or two years after a change in control;

•	deemed termination of employment without cause (at his election) if certain specified events occur within six months of a change in control;

•	the obligation to keep our nonpublic information confidential; and

•	the obligation not to compete with us in the United States and not to solicit our employees after termination of employment, unless employment is terminated without cause.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on our common stock with the cumulative total return of the companies in the Nasdaq Composite Index and the Nasdaq Telecommunication Index. Cumulative total return in the Performance Graph is measured assuming (i) an initial investment of $100 on January 1, 2001 and (ii) the reinvestment of dividends.

	01/01/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Trinsic Common Stock	$100.00	$25.05	$15.61	$38.58	$6.55	$0.20
Nasdaq Composite Index	$100.00	$78.94	$54.05	$81.09	$88.05	$89.26
Nasdaq Telecommunications Index	$100.00	$51.06	$23.47	$39.61	$42.77	$39.69

COMPENSATION COMMITTEE REPORT

To The Board of Directors:

Role of the Compensation Committee; Philosophy

The Compensation Committee is a committee of the Board of Directors to which authority has been delegated to approve and monitor the executive compensation and benefits programs of Trinsic, Inc. and its subsidiaries (collectively the “Company”), to administer and make awards under the company’s equity participation plans and to monitor and supervise the administration of the Trinsic, Inc. 401-K Plan (the “401-K Plan”).

The primary objectives of the Compensation Committee as set forth in the Compensation Committee Charter are —

(1) To assure that the Company’s executive compensation and benefits programs and awards under its equity plans —

•	Are competitive with other growing companies in the Company’s industry;

•	Safeguard the interests of the Company and its stockholders;

•	Are effective in driving performance to achieve financial goals and create stockholder value;

•	Foster teamwork on the part of management and non-management employees;

•	Are cost effective and fair to employees, management and stockholders; and

•	Are well communicated and understood by the participants;

(2) To assure investor confidence in the integrity of the Company’s process for determining executive compensation; and

(3) To assure the Company fulfills its fiduciary obligations in its administration of the 401-K Plan.

The Committee’s philosophy with respect to executive compensation is to establish comparatively low base salaries and place substantial emphasis on stock-based compensation, which we view to be very effective at correlating executive compensation with corporate performance and increases in stockholder value. In setting the compensation levels for the chief executive officer and other executive officers, we use our own judgment considering many factors, including comparisons to the levels of compensation paid to similarly situated executives in other companies and a variety of quantitative performance measures such as revenue, earnings and cash flow, all with due regard to management’s projections and the competitive and regulatory environment in which the company operates. In 2004, we retained a compensation consulting firm, Hewitt Associates LLC, to assist us. Hewitt provided us with an executive compensation study.

Equity Participation Plans

The company has three equity participation plans: the 1998 Equity Participation Plan, the 2000 Equity Participation Plan and the 2004 Stock Incentive Plan. The 1998 Equity Participation Plan was terminated in 2000, although options remain outstanding under that plan. The 2000 Equity Participation Plan and the 2004 Stock Incentive Plan authorize us to award, among other things, non-qualified and incentive stock options, restricted stock, deferred stock and stock appreciation rights to employees and consultants, while the full Board administers stock-based awards to independent directors. Under the 2000 Equity Participation Plan and the 2004 Stock Incentive Plan, we select the employees and consultants to whom awards are to be made, determine the number of shares to be subject to awards and the terms and conditions of the awards, and make all other determinations and take all other actions necessary or advisable for the administration of the plan with respect to employees or consultants.

As of May 1, 2006, 269,107 shares of common stock were available for issuance under the 2000 Equity Participation Plan. The 2000 Equity Plan is an “evergreen” plan. On the first day of each fiscal year a number of shares equal to the lesser of 60,000 or 6% of the outstanding shares of common stock are added to the plan, unless the Board of Directors sets a smaller number. The exercise price of stock options awarded under the 2000 Equity Participation Plan is generally made at no less than fair market value on the date of the award. During 2005, we awarded options to purchase 226 shares and we awarded 24,000 shares of restricted stock under the 2000 Equity Plan.

As of May 1, 2006, 828,850 shares were available for issuance under the 2004 Stock Incentive Plan. During 2005, we did not award any options to purchase stock and we granted 301,533 shares of restricted stock under the 2004 Stock Incentive Plan.

2005 Compensation for the Chief Executive Officer

The general policies described above for the compensation of the executive officers also apply to the compensation approved by Compensation Committee during 2005 for the company’s chief executive officer. After the resignation of D. Gregory Smith in August 2004, Horace J. Davis III, the company’s chief financial officer, assumed the additional role of chief executive officer, eventually relinquishing the role of chief financial officer. We subsequently increased Mr. Davis’ base annual salary from $200,000 to $300,000. We also awarded Mr. Davis a bonus of $30,000. Based upon the executive compensation study provided to us by Hewitt Associates LLC, our compensation consulting firm, and our own observations we believe Mr. Davis’ annual salary is relatively lower than the salaries of other chief executive officers in comparable situations. Mr. Davis has an employment agreement with the company, the initial term of which will expire in August 2008. The agreement currently provides for (i) a base salary of $300,000, (ii) automatic renewal for subsequent one year terms (subject to nonrenewal by either party 90 days prior to the end of the term), (iii) the payment of his base salary and benefits for one year in the event of termination without cause, (iv) the payment of 2.9 times his base salary and any incentive or bonus paid in the prior year if termination of employment occurs within six months before or two years after a change in control, and (v) deemed termination of employment without cause (at his election) if certain specified events occur within six months of a change in control. Under the agreement, Mr. Davis also agreed to certain non-competition and nonsolicitation covenants.

This report has been provided by the Compensation Committee.

COMPENSATION COMMITTEE:

Lawrence C. Tucker, Chairman
W. Andrew Krusen, Jr.

DIRECTOR COMPENSATION

During 2005 we paid the following cash compensation to directors. Mr. LaRoche received $53,746.57. Mr. Krusen received $30,000.00. Mr. Golden received $22,317.72. Mr. Neel received $20,000.00. Pursuant to the terms of the 2000 Equity Participation Plan, upon initial election to the Board of Directors each independent director (that is, a director not employed by the company) automatically receives options to purchase 220 shares of our common stock. Thereafter, each independent director also receives automatically options to purchase an additional 220 shares of our common stock at the time of each annual meeting of stockholders at which such director is reelected. Options received by independent directors under the 2000 Equity Participation Plan have exercise prices not less than the fair market value of the company’s common shares at the date of the grant, expire ten years after the date of the grant and vest over four years. The 2000 Equity Participation Plan and the 2004 Stock Incentive Plan also permit discretionary grants of stock options to independent directors. We did not grant any discretionary options to directors during 2005.

SECURITY OWNERSHIP

The following table sets forth, as of August 28, 2006 (unless otherwise stated), the number of shares of our common stock beneficially owned by:

•	each person who we know to be a beneficial owner of 5% or more of that class or series of stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all executive officers and directors as a group.

Shares Beneficially Owned and Percentage of Total(1)

	Common
Beneficial Owner	Stock	%

Brown Brothers Harriman & Co.(2)	14,592,428	79.03
Lawrence C. Tucker(2)	14,594,560	79.03
Andrew C. Cowen(3)(12)	2,110	*
Richard F. LaRoche, Jr.(4)(12)	26,788	*
W. Andrew Krusen, Jr.(5)(12)	25,886	*
Roy Neel (6)(12)	25,044	*
Raymond L. Golden (7)(12)	25,044	*
Horace J. Davis III(8)(12)	209,500	*
Edward D. Moise, Jr.(12)	1,000	*
Ronnie R. Bailey (9)(12)	76,100	*
Michael Slauson (10)(12)	82,516	*
Paul T. Kohler (11)(12)	76,080	*
John K. Lines(12)	75,000	*
All directors and officers as a group(1)	15,219,628	79.71

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the aggregate number of shares beneficially owned by the individual stockholders and groups of stockholders described above and the percentage ownership of such individuals and groups, shares of common stock subject to convertible securities currently convertible or convertible or convertible within 60 days and shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this report are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the other stockholders or groups of stockholders.

(2)	This information is derived from a Schedule 13D dated November 20, 2000, as amended July 12, 2001, August 3, 2001, August 26, 2004, December 3, 2004, July 18, 2005, September 2, 2005, October 3, 2005, December 20, 2005 and January 18, 2006, filed jointly by Brown Brothers Harriman & Co., The 1818 Fund III, L.P., T. Michael Long and Lawrence C. Tucker. Each of these parties is shown to have shared voting and dispositive power with respect to all of the shares shown, except that Mr. Tucker’s shares include 2,132 shares deemed beneficially owned by him by virtue of certain stock options currently exercisable or which become exercisable within 60 days. The address of Brown Brothers Harriman & Co., The 1818 Fund III, L.P., T. Michael Long and Lawrence C. Tucker is 140 Broadway, New York, New York 10005.

(3)	Common Stock includes 2,110 shares deemed beneficially owed by Mr. Cowen by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(4)	Common Stock includes 1,288 shares deemed beneficially owned by Mr. LaRoche by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(5)	Common Stock includes 866 shares deemed beneficially owned by Mr. Krusen by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(6)	Common Stock includes 44 shares deemed beneficially owned by Mr. Neel by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(7)	Common Stock includes 44 shares deemed beneficially owned by Mr. Golden by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(8)	Common Stock includes 9,500 shares deemed beneficially owned by Mr. Davis by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(9)	Common Stock includes 1,100 shares deemed beneficially owned by Mr. Bailey by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(10)	Common Stock includes 7,200 shares deemed beneficially owned by Mr. Slauson by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(11)	Common Stock includes 1,080 shares deemed beneficially owned by Mr. Kohler by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(12)	The shareholder’s address is c/o Trinsic, Inc., 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602.

INDEPENDENT AUDITORS

Name of Accounting Firm

PricewaterhouseCoopers LLP was our principal accounting firm until May 23, 2005. On July 15, 2005, at the direction of the Audit Committee of our Board of Directors, we engaged Carr Riggs & Ingram LLC as the principal accountant to audit our financial statements.

Audit Fees

The aggregate fees billed by our principal accountant during 2005 and 2004 for the audit of our annual financial statements and for the reviews of the financial statements included in our quarterly reports on Form 10-Q were $447,100 and $433,000, respectively.

Audit Related Fees

The aggregate fees billed by our principal accountant during 2005 and 2004 for assurance and related services reasonably related to the performance of audit or review of our financial statements and not reported under “audit fees” above were $23,000 and $14,790, respectively. Such services were primarily for audits of our 401-K plan.

Tax Fees

Our principal accountant billed no fees during 2005 or 2004 for tax compliance, tax advice or tax planning.

All Other Fees

The aggregate fees billed by our principal accountant during 2005 and 2004 for products and services other than audit, audit-related or tax fees described above were $500 and $1,500, respectively. The nature of such services was the purchase of a software licenses for accounting research.

Pre-Approval Policies

Consistent with law and the rules of the Securities and Exchange Commission it is the Audit Committee’s policy to pre-approve all audit services and permissible non-audit services provided by the company’s principal accountant. The procedure for such approval has been for principal accounting firm to request and receive from the Audit Committee approval for all services, specifically describing any non-audit services. The Audit Committee may delegate this pre-approval authority to one or more of its members. In that event, the member or members to whom pre-approval authority has been delegated will report all decisions with respect to pre-approvals to the full Audit Committee at the next Audit Committee meeting. All audit-related fees, tax fees and other fees described above were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2007 ANNUAL MEETING

Stockholder proposals intended to be considered for inclusion in next year’s Information Statement and form of proxy for presentation at the 2007 Annual Meeting of Stockholders must be submitted in writing and received by us on or before December 15, 2006. Proposals should be sent to Trinsic, Inc., Attention: Secretary, 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602. In addition, our bylaws provide, among other things, that stockholder proposals intended to be presented at an Annual Meeting of Stockholders must be received by us not fewer than 60 nor more than 90 days before the date of the meeting (unless less than 70 days’ notice or disclosure of the date of the meeting is given to stockholders, in which case the proposal must be received by us no later than the close of business on the tenth day following the date on which notice was given or public disclosure was made). The specific requirements for submitting such proposals are set forth in our bylaws. To receive a copy of the bylaws please contact the company’s Secretary as set forth above.